                                  GO2NET, INC.

                         ANNUAL MEETING OF STOCKHOLDERS

To Our Stockholders:

     The Annual Meeting of the Stockholders of go2net, Inc. will be held on Thursday, March 12, 1998, at 11:00 a.m., Local Time, at First Interstate Center, 999 Third Avenue, 40th Floor Conference Room, Seattle, Washington, for the following purposes:

          1. To elect five directors of the Company to serve until the next Annual Meeting of Stockholders as more fully described in the accompanying Proxy Statement.

          2. To consider and act upon a proposal to ratify, confirm and approve an amendment to the go2net, Inc. 1996 Stock Option Plan to increase the number of shares reserved for grant thereunder from 750,000 to 1,500,000.

          3. To consider and act upon a proposal to ratify, confirm and approve the selection of Ernst & Young LLP as the independent certified public accountants of the Company for fiscal year 1998.

          4. To consider and act upon any other business which may properly come before the meeting.

     The Board of Directors has fixed the close of business on January 20, 1998 as the record date for the meeting. All stockholders of record on that date are entitled to notice of and to vote at the meeting.

     PLEASE COMPLETE AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING IN PERSON.

                                          By order of the Board of Directors

                                          ETHAN CALDWELL
                                          Secretary

Seattle, Washington
January 28, 1998

                                  GO2NET, INC.

                                PROXY STATEMENT

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of go2net, Inc. (the "Company") for use at the 1998 Annual Meeting of Stockholders to be held on Thursday, March 12, 1998, at the time and place set forth in the notice of the meeting, and at any adjournments thereof. The approximate date on which this Proxy Statement and form of proxy are first being sent to stockholders is February 6, 1998.

     If the enclosed proxy is properly executed and returned, it will be voted in the manner directed by the stockholders. If no instructions are specified with respect to any particular matter to be acted upon, proxies will be voted in favor thereof. Any person signing the enclosed form of proxy has the power to revoke it by voting in person at the meeting, or by giving written notice of revocation to the Secretary of the Company at any time before the proxy is exercised.

     The holders of a majority in interest of all Common Stock issued, outstanding and entitled to vote are required to be present in person or be represented by proxy at the meeting in order to constitute a quorum for the transaction of business. The election of the nominees for director will be decided by plurality vote. The affirmative vote of the holders of at least a majority of the shares of Common Stock voting in person or by proxy at the meeting are required to approve all other matters listed in the notice of the meeting.

     The Company will bear the cost of the solicitation. It is expected that the solicitation will be made primarily by mail, but regular employees or representatives of the Company (none of whom will receive any extra compensation for their activities) may also solicit proxies by telephone, telecopier and in person and arrange for brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy materials to their principals at the expense of the Company.

     The Company's principal executive offices are located at 999 Third Avenue, Suite 4700, Seattle, Washington 98104, (206) 447-1595.

                       RECORD DATE AND VOTING SECURITIES

     Only stockholders of record at the close of business on January 20, 1998 are entitled to notice of and to vote at the meeting. On that date, the Company had outstanding and entitled to vote 4,503,092 shares of Common Stock, par value $.01 per share ("Company's Common Stock" or "Common Stock"). Each outstanding share of the Company's Common Stock entitles the record holder to one vote. All votes will be tabulated by employees of Continental Stock Transfer Corporation, the Company's transfer agent for the Common Stock, who will serve as inspectors of election. Abstentions and broker non-votes are each included in the determination of the number of shares present but are not counted on any matters brought before the meeting.

                             ELECTION OF DIRECTORS

     The Board of Directors has fixed the number of directors at five for the coming year. It is proposed that each of the nominees listed below will be elected to hold office until the next Annual Meeting of Stockholders and until his successor is duly elected and qualified or until he sooner dies, resigns or is removed.

     The persons named in the accompanying proxy will vote, unless authority is withheld, for the election of the nominees named below. If any nominee should become unavailable for election, which is not anticipated, the persons named in the accompanying proxy will vote for such substitute as the Board of Directors may recommend. No nominee is related to any other executive officer of the Company.

NOMINEES

     The nominees for election as directors, their ages, their positions with the Company, the period during which they have served as directors and their principal occupations and other directorships held by them are set forth below.

     RUSSELL C. HOROWITZ, 31 years old, is a founder of the Company and has served as its President, Chief Executive Officer, Chief Financial Officer and a director since its inception in February 1996. In March 1996, Mr. Horowitz founded Xanthus Capital, L.P., a Seattle, Washington-based merchant bank that focuses primarily on developing companies in emerging growth industries or special situations. Mr. Horowitz serves as the Chief Executive Officer and a director of Xanthus Management, L.L.C., the general partner of Xanthus Capital, L.P., and of DMR Investments, L.L.C., the investment advisor to Xanthus Capital, L.P. In July 1992, Mr. Horowitz was a founder of Active Apparel Group, Inc., a New York based apparel supplier. From 1992 until April 1994, Mr. Horowitz served as its Chief Financial Officer; and from May 1994 until May 1997, Mr. Horowitz served as its Director of Corporate Development and Investor Relations. Prior to July 1992, Mr. Horowitz served as a financial advisor to start-up and developing companies. Mr. Horowitz received a B.A. in Economics from Columbia College of Columbia University in 1988.

     JOHN KEISTER, 31 years old, is a founder of the Company and has served as the Company's Chief Operating Officer since its inception in February 1996 and a director since September 1997. From 1994 to February 1996, Mr. Keister served as the President, Chief Operating Officer and a director of ViewCom Technology International, Inc., a Seattle, Washington-based computer software developer. From 1992 to 1994, Mr. Keister managed European marketing operations for Dorian International, Inc., a White Plains, New York-based export management company. Mr. Keister received a B.A. in International Affairs and Philosophy from Occidental College in 1989.

     DENNIS CLINE, 37 years old, currently serves as the Executive Vice-President of Worldwide Sales for Network Associates, Inc., formerly known as McAfee Associates, Inc., a leading provider of network security and management tools for corporate accounts whose common stock is trading on the Nasdaq National Market System under the symbol "NETA." Mr. Cline has served in a variety of executive sales positions for McAfee Associates, Inc. since 1994. From January 1993 to November 1993, Mr. Cline was Vice President of Worldwide Sales for Fifth Generation Systems, a software utilities company. Prior to 1993, Mr. Cline worked in sales management for various technology companies including:
GCC Technologies, Inc., a manufacturer of computer printers, Alias Research, a graphic software company, Claris Corporation, an application software company, and the Microsoft Corporation.

     MICHAEL J. RICCIO, JR., 36 years old, has served as a director of the Company since September 1997. Mr. Riccio has been an attorney with Hutchins, Wheeler & Dittmar, a Boston-based law firm, since 1989, and currently is a shareholder of the Firm. Prior to joining Hutchins, Wheeler & Dittmar, Mr. Riccio was an associate of Willkie Farr & Gallagher, a New York-based law firm. Mr. Riccio is also a director of F3 Software Corporation, a developer of forms automation software. Mr. Riccio received a B.S. in Business Administration from Bucknell University in 1983 and a J.D. from Albany Law School of Union University in 1986.

     MARTIN L. SCHOFFSTALL, 37 years old, has served as a director of the Company since August 1996. Mr. Schoffstall was a co-founder of PSINet, Inc., an Internet access and service provider whose common stock is quoted for trading on the Nasdaq National Market System under the symbol "PSIX." Mr. Schoffstall had been a Senior Vice President, Chief Technology Officer and a director of PSINet, Inc. since its inception in 1990 until 1996. In 1996 Mr. Schoffstall founded TimeSink, Inc., an Internet content provider of software, technology and on-line gaming for the World Wide Web. Mr. Schoffstall serves as the President, Chief Executive Officer and Chairman of the Board of TimeSink, Inc. Since June 1996, Mr. Schoffstall has served as a director of Ascend Communications, Inc., a world-wide provider of remote computer networking solutions whose common stock is quoted for trading on the Nasdaq National Market System under the symbol "ASND." Prior to forming PSINet, Inc. and TimeSink, Inc., Mr. Schoffstall was co-founder of, and from January 1987 to December 1989, served as Vice President for Technology and Marketing for, NYSERNet. From May 1985 until December 1988, Mr. Schoffstall was an instructor at Rensselaer Polytechnic Institute. Mr. Schoffstall also served, from May 1984 until May 1985, as a Senior Systems Engineer for Cadmus Computer Systems and, from June 1982 until May 1984, as a systems engineer for Internet protocols at Bolt, Beranek & Newman Inc. Mr. Schoffstall co-authored the national standard network management software, Simple Network Management Protocol. Mr. Schoffstall received a E.C.S.C. from Rensselaer Polytechnic Institute in 1982.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE ABOVE NOMINEES.

                 INFORMATION CONCERNING THE BOARD OF DIRECTORS

     During fiscal 1997, there were two meetings of the Board of Directors of the Company. All of the directors attended at least 75% of the aggregate of (i) the total number of meetings of the Board of Directors during which they served as director and (ii) the total number of meetings held by committees of the Board of Directors on which they served. The Board of Directors does not have a Nominating Committee. None of the directors received compensation for serving as directors of the Company, except that each of Messrs. Cline, Riccio and Schoffstall received options to acquire 10,000 shares of Common Stock of the Company under the Company's 1996 Stock Option Plan, and Messrs. Horowitz and Keister received compensation as employees of the Company. Directors are reimbursed for reasonable out-of-pocket expenses incurred in attending Meetings of the Board or committees thereof.

     The Board of Directors has a Compensation Committee whose present members are Messrs. Cline and Riccio. The Compensation Committee determines the compensation to be paid to key officers of the Company and administers the Company's stock option plans. During fiscal 1997, there was one meeting of the Compensation Committee.

     The Company also has an Audit Committee whose present members are Messrs. Cline and Schoffstall. The Audit Committee reviews with the Company's independent auditors the scope of the audit for the year, the results of the audit when completed and the independent auditors' fee for services performed. The Audit Committee also recommends independent auditors to the Board of Directors and reviews with management various matters related to its internal accounting controls. During fiscal 1997, there was one meeting of the Audit Committee.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of January 20, 1998 (i) by each person who is known by the Company to own beneficially more than five percent (5%) of the Company's Common Stock, (ii) by each of the Company's directors,
(iii) by each executive officer of the Company, and (iv) by all directors and executive officers who served as directors or executive officers at January 20, 1998 as a group.

                   NAME AND ADDRESS OF                       AMOUNT AND NATURE OF
                     BENEFICIAL OWNER                       BENEFICIAL OWNERSHIP(1)     PERCENT OF CLASS
----------------------------------------------------------  -----------------------     ----------------
Russell C. Horowitz(2)(3).................................         1,733,650                  37.56%
  c/o go2net, Inc.
  999 Third Avenue
  Seattle, Washington 98104

Xanthus Capital, L.P.(3)..................................           516,150                  11.46%
  999 Third Avenue
  Seattle, Washington 98104

John Keister(4)...........................................           237,500                   5.15%
  c/o go2net, Inc.
  999 Third Avenue
  Seattle, Washington 98104

Paul S. Phillips..........................................            75,000                   1.67%
  c/o go2net, Inc.
  999 Third Avenue
  Seattle, Washington 98104

Dennis Cline(5)...........................................            85,000                   1.89%
  47 Harrowgate Drive
  Cherry Hill, New Jersey 08003

Michael J. Riccio, Jr.(5).................................            25,000                    .55%
  101 Federal Street
  Boston, Massachusetts 02110

Martin L. Schoffstall(5)(6)...............................            60,000                   1.33%
  5790 Devonshire Road
  Harrisburg, Pennsylvania 17112

All executive officers and
  directors as a group (6 persons)(3).....................         2,216,150                  46.58%

---------------
(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options held by that person that are currently exercisable, or become exercisable within 60 days from the date hereof, are deemed outstanding. However, such shares are not deemed outstanding for purposes of computing the percentage ownership of any other person. Percentage ownership is based on 4,503,092 shares of Common Stock outstanding as of January 20, 1998.

(2) Includes 450,000 shares of Common Stock held by The Porpoise Corporation, a Washington corporation wholly owned by Mr. Horowitz. Also includes options to purchase 112,500 shares of Common Stock that are currently exercisable.

(3) Includes 516,150 shares of Common Stock held by Xanthus Capital, L.P. Mr. Horowitz may be deemed to be the beneficial owner of the shares of Common Stock held by Xanthus Capital, L.P. by virtue of his role as a director, executive officer and interest holder of Xanthus Management, L.L.C., the general partner of Xanthus Capital, L.P. Mr. Horowitz disclaims beneficial ownership of such shares except to the extent of his pecuniary interest in Xanthus Capital, L.P.

(4) Includes options to purchase 112,500 shares of Common Stock that are currently exercisable.

(5) Includes options to purchase 10,000 shares of Common Stock that are currently exercisable.

(6) Includes 37,500 shares of Common Stock held by MLS-I, L.L.C., a limited liability company of which Mr. Schoffstall is an executive officer.

                         COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

     The Compensation Committee (the "Committee") of the Board of Directors has furnished the following report on executive compensation.

     The Company's executive compensation program is administered by the Committee. The Committee, which is composed of two independent directors, establishes and administers the Company's executive compensation policies and plans and administers the Company's stock option and other equity-related employee compensation plans. The Committee considers internal and external information in determining officers' compensation.

  Compensation Philosophy

     The Company's compensation policies for executive officers are based on the belief that the interests of executives should be closely aligned with those of the Company's shareholders. The Compensation policies are designed to achieve the following objectives:

          Offer compensation opportunities that attract highly qualified executives, reward outstanding initiative and achievement, and retain the leadership and skills necessary to build long-term shareholder value.

          Maintain a significant portion of executives' total compensation at risk, tied to both the annual and long-term financial performance of the Company and the creation of shareholder value.

          Further the Company's short and long-term strategic goals and values by aligning compensation with business objectives and individual performance.

  Compensation Program

     The Company's executive compensation program has three major integrated components, base salary, annual incentive awards, and long term incentives.

     Base Salary. Base salary levels for executive officers are determined annually by reviewing the competitive pay practices of Internet companies of similar size and market capitalization, the skills, performance level, and contribution to the business of individual executives, and the needs of the Company. Overall, the Company believes that base salaries for its executive officers are below competitive salary levels for similar positions in these Internet companies.

     Annual Incentive Awards. The Company's executive officers may be eligible to receive annual cash bonus awards designed to motivate executives to attain short-term and long-term corporate and individual management goals. The Committee establishes the annual incentive opportunity for each executive officer in relation to his or her base salary. For 1997, there was no formal bonus program established for executives.

     Long-Term Incentives. The Committee believes that stock options are an excellent vehicle for compensating its officers and employees. The Company provides long-term incentives through its 1996 Stock Option Plan, the purpose of which is to create a direct link between executive compensation and increases in shareholder value. Stock options are granted at fair market value and vest in installments generally over one to four years. When determining option awards for an executive officer, the Committee considers the executive's current contribution to Company performance, the anticipated contribution to meeting the Company's long term strategic performance goals, and industry practices and norms. Long-term incentives granted in prior years and existing levels of stock ownership are also taken into consideration. Because the receipt of value by an executive officer under a stock option is dependent upon an increase in the price of the Company's Common Stock, this portion of the executive's compensation is directly aligned with an increase in shareholder value.

  Chief Executive Officer Compensation

     Mr. Horowitz's base salary, annual incentive award and long-term incentive compensation are determined by the Committee based upon the same factors as those employed by the Committee for executive officers generally. Mr. Horowitz's current annual base salary is $36,000 subject to annual review and increase by the Board of Directors of the Company. During fiscal 1997, Mr. Horowitz was granted options to purchase 150,000 shares of Common Stock at an exercise price of $8.00 per share, the initial public offering price of the Company's Common Stock. The options have a 60-month term and provide that one-half of the options vest on the 90th day following completion of the initial public offering (July 27, 1997), and one-quarter of the options vest on the one year and 18th month anniversary of the option grants.

  Section 162(m) Limitation

     Section 162(m) of the Internal Revenue Code limits the tax deduction to $1 million for compensation paid to certain executives of public companies. Having considered the requirements of Section 162(m), the Committee believes that grants made pursuant to the Company's 1996 Stock Option Plan meet the requirement that such grants be "performance based" and are, therefore, exempt from the limitations on deductibility. Historically, the combined salary and bonus of each executive officer has been well below the $1 million limit. The Committee's present intention is to comply with Section 162(m) unless the Committee feels that required changes would not be in the best interest of the Company or its shareholders.

                                          COMPENSATION COMMITTEE

                                          DENNIS CLINE
                                          MICHAEL J. RICCIO, JR.

                       COMPENSATION COMMITTEE INTERLOCKS
                           AND INSIDER PARTICIPATION

GENERAL

     Messrs. Cline and Riccio serve as members of the Compensation Committee. Neither Mr. Cline nor Mr. Riccio was an officer or employee of the Company or any of its subsidiaries during fiscal 1997.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In March 1996, the Company sold an aggregate of 350,000 shares of its Preferred Stock in a private placement for an aggregate purchase price of $350,000 ($1.00 per share). John Keister, Chief Operating Officer of the Company, purchased 5,000 shares of Preferred Stock in the private placement, which was subsequently gifted to members of his immediate family. In addition, certain members of Russell Horowitz's immediate family purchased an aggregate of 93,000 shares of Common Stock in the private placement.

     In June 1996, the Company sold an aggregate of 500,000 shares of its Preferred Stock in a private placement for an aggregate purchase price of $1,000,000 ($2.00 per share). The sole purchaser of such shares was Xanthus Capital, L.P., a Seattle, Washington based merchant bank. Russell C. Horowitz serves as the Chief Executive Officer and a director of Xanthus Management, L.L.C., the general partner of Xanthus Capital, L.P., and of DMR Investments, L.L.C., the investment advisor to Xanthus Capital, L.P. In addition, Mr. Horowitz is also a limited partner of Xanthus Capital, L.P.

     In August 1996, the Company sold an aggregate of 37,500 shares of Preferred Stock to MLS-I, L.L.C., a limited liability company of which Martin L. Schoffstall is an executive officer, for an aggregate purchase price of $75,000 ($2.00 per share). The Company has also entered into an agreement with Mr. Schoffstall pursuant to which Mr. Schoffstall contributes articles to be included on the Company's Web site. The agreement commenced on September 1, 1996 and will expire on September 1, 1998, subject to extensions by the parties thereto. In consideration of providing such articles, Mr. Schoffstall received a one-time grant of 12,500 shares of Common Stock (subject to repurchase by the Company depending on the length of time Mr. Schoffstall continues to provide such articles to the Company).

     In September 1996, the Company sold 25,000 shares of Preferred Stock to an immediate family member of John Keister for an aggregate purchase price of $50,000 ($2.00 per share).

     Between November 8, 1996 and November 20, 1996, all of the Company's 927,500 shares of Preferred Stock issued and outstanding were converted, at a conversion rate of one share of Preferred Stock for one share of Common Stock, into an aggregate of 927,500 shares of Common Stock.

     In December 1996, the Company sold an aggregate of 75,000 shares of Common Stock to Dennis Cline for an aggregate purchase price of $150,000 ($2.00 per share).

     Mr. Riccio, a director of the Company and a member of the Compensation Committee, is a shareholder of the law firm Hutchins, Wheeler & Dittmar, which is general counsel to the Company.

                               PERFORMANCE GRAPH

     The graph set forth below compares the change in the Company's cumulative total stockholder return on its Common Stock (as measured by dividing (i) the sum of (A) the cumulative amount of dividends for the period indicated, assuming dividend reinvestment, and (B) the difference between the Company's share price at the end of the period and April 23, 1997, the date the Company's Common Stock commenced trading on The Nasdaq SmallCap Market; by (ii) the share price at April 23, 1997) with the cumulative total return of The Nasdaq Stock Market (U.S.) Index and the cumulative total return of the NASDAQ stocks business services index (assuming the investment of $100 in the Company's Common Stock, the Nasdaq Stock Market (U.S.) Index and the NASDAQ stocks business services index on April 23, 1997, and reinvestment of all dividends). During fiscal year 1997, the Company paid no dividends.

                COMPARISON OF FIVE YEAR-CUMULATIVE TOTAL RETURNS
                             PERFORMANCE GRAPH FOR
                                  GO2NET, INC.

       PREPARED BY THE CENTER FOR RESEARCH IN SECURITY PRICES
       PRODUCED ON 01/26/98 INCLUDING DATA TO 09/30/97

        Measurement Period
      (Fiscal Year Covered)               NASDAQ           STOCK MARKET           go2net
09/30/92                                        36.932              46.380               0.000
                                                39.994              48.206               0.000
                                                42.230              52.043               0.000
                                                41.726              53.959               0.000
                                                43.553              55.495               0.000
                                                41.494              53.424               0.000
                                                43.625              54.971               0.000
                                                40.489              52.624               0.000
                                                43.879              55.768               0.000
                                                43.591              56.026               0.000
                                                40.298              56.092               0.000
                                                41.412              58.991               0.000
09/30/93                                        43.806              60.748               0.000
                                                44.645              62.114               0.000
                                                44.625              60.262               0.000
                                                44.375              61.942               0.000
                                                46.770              63.823               0.000
                                                47.212              63.227               0.000
                                                45.013              59.339               0.000
                                                44.977              58.569               0.000
                                                46.941              58.712               0.000
                                                44.181              56.565               0.000
                                                44.431              57.725               0.000
                                                49.084              61.405               0.000
09/30/94                                        49.108              61.248               0.000
                                                53.923              62.452               0.000
                                                53.159              60.380               0.000
                                                53.744              60.549               0.000
                                                52.711              60.889               0.000
                                                56.655              64.109               0.000
                                                60.556              66.010               0.000
                                                63.458              68.088               0.000
                                                64.327              69.845               0.000
                                                71.102              75.505               0.000
                                                75.414              81.055               0.000
                                                75.432              82.698               0.000
09/30/95                                        77.455              84.600               0.000
                                                81.332              84.115               0.000
                                                82.110              86.090               0.000
                                                81.453              85.632               0.000
                                                81.084              86.054               0.000
                                                85.939              89.329               0.000
                                                86.133              89.626               0.000
                                                96.202              97.061               0.000
                                                99.447             101.518               0.000
                                                96.243              96.942               0.000
                                                86.803              88.307               0.000
09/30/96                                        89.257              93.255               0.000
                                                98.940             100.389               0.000
                                                96.767              99.280               0.000
                                               103.096             105.417               0.000
                                               101.834             105.323               0.000
                                               110.448             112.808               0.000
                                               101.334             106.571               0.000
                                                93.328              99.614               0.000
                                               100.000             100.000             100.000
                                               104.223             102.728             108.228
                                               116.243             114.375              82.278
                                               118.832             117.873              62.025
                                               130.692             130.315              68.354
                                               127.307             130.117              68.354
09/30/97                                       129.729             137.812              89.873

--------------------------------------------------------------------------------

                                                       LEGEND
   SYMBOL             CRSP TOTAL RETURNS INDEX FOR:        09/30/92  09/30/93  09/30/94  09/29/95  09/30/96  09/30/97
-------------  ----------------------------------------------------  --------  --------  --------  --------  --------
    ------- O  go2net, Inc.                                                                                     89.9
   -- -- -- K  Nasdaq Stock Market (US Companies)            46.4      60.7      61.2      84.6      100.4     137.8
  --------- M  NASDAQ Stock (SIC 7300-7399 US Companies)     36.9      43.8      49.1      77.5       98.9     129.7
               Business services
       NOTES:
        A. THE LINES REPRESENT MONTHLY INDEX LEVELS DERIVED FROM COMPOUNDED DAILY RETURNS THAT INCLUDE ALL DIVIDENDS.
        B. THE INDEXES ARE REWEIGHTED DAILY, USING THE MARKET CAPITALIZATION ON THE PREVIOUS TRADING DAY.
        C. IF THE MONTHLY INTERVAL, BASED ON THE FISCAL YEAR-END, IS NOT A TRADING DAY, THE PRECEDING TRADING DAY IS
USED.
        D. THE INDEX LEVEL FOR ALL SERVICES WAS SET TO $100.0 ON 04/23/97.

--------------------------------------------------------------------------------

                             EXECUTIVE COMPENSATION

     The following table sets forth all compensation awarded to, earned by or paid to the Company's Chief Executive Officer and Chief Operating Officer for all services rendered in all capacities to the Company for the Company's fiscal year ended September 30, 1997 (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                         LONG TERM
                                                  ANNUAL               COMPENSATION
                                               COMPENSATION        ---------------------
                                          ----------------------   SECURITIES UNDERLYING      ALL OTHER
      NAME AND PRINCIPAL POSITION         YEAR   SALARY    BONUS         OPTIONS #         COMPENSATION($)
----------------------------------------  ----   -------   -----   ---------------------   ---------------
Russell C. Horowitz.....................  1997   $36,000    $ 0           150,000              $17,791
  President and Chief Executive Officer   1996   $21,000    $ 0                 0              $ 5,292
John Keister............................  1997   $45,000    $ 0           150,000              $ 9,459
  Chief Operating Officer                 1996   $26,250    $ 0                 0              $ 4,549

GRANTS OF STOCK OPTIONS

     The following table sets forth certain information with respect to individual grants of stock options to the Named Executive Officers during the fiscal year ended September 30, 1997.

                             1997 OPTION GRANTS(L)

                                                                                             POTENTIAL
                                                                                            REALIZATION
                                                                                          VALUE AT ASSUMED
                                                                                          ANNUAL RATES OF
                           INDIVIDUAL                                                       STOCK PRICE
                             GRANTS         % OF TOTAL                                    APPRECIATION FOR
                           ----------     OPTIONS GRANTED                                   OPTION TERM
                             OPTION        TO EMPLOYEES       EXERCISE    EXPIRATION    --------------------
          NAME               GRANTS           IN 1997          PRICE         DATE          5%         10%
-------------------------  ----------    -----------------    --------    ----------    --------    --------
Russell C. Horowitz......    150,000            29%            $ 8.00     11/15/2001    $331,538    $732,612
John Keister.............    150,000            29%            $ 8.00     11/15/2001    $331,538    $732,612

---------------
(1) Potential gains are net of exercise price, but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation only, based on the Securities and Exchange Commission rules. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock, the timing of such exercises and the option holder's continued employment through the vesting period. The amounts reflected in this table may not accurately reflect or predict the actual value of the stock options.

STOCK OPTION EXERCISES AND SEPTEMBER 30, 1997 STOCK OPTION VALUES

     Set forth in the table below is information concerning the value of stock options held at September 30, 1997 by the Named Executive Officers of the Company. None of the Named Executive Officers exercised any stock options during the year ended September 30, 1997.

                   AGGREGATE OPTION EXERCISES IN LAST FISCAL
                YEAR AND OPTION VALUES AS OF SEPTEMBER 30, 1997

                                                                                            VALUE OF UNEXERCISED
                                                      NUMBER OF UNEXERCISED OPTIONS         IN-THE-MONEY OPTIONS
                                                          AT SEPTEMBER 30, 1997           AT SEPTEMBER 30, 1997(1)
                     SHARES ACQUIRED     VALUE       -------------------------------    ----------------------------
        NAME           ON EXERCISE      REALIZED     EXERCISABLE      UNEXERCISABLE     EXERCISABLE    UNEXERCISABLE
-------------------- ---------------    --------     ------------     --------------    -----------    -------------
Russell C.
  Horowitz..........       --              --           112,500            37,500        $ 112,500        $37,500
John Keister........       --              --           112,500            37,500        $ 112,500        $37,500

---------------
(1) The amounts set forth represent the difference, if positive, between the fair market value of the Common Stock underlying the options at September 30, 1997 ($9 per share) and the exercise price of the options, multiplied by the applicable number of options.

EMPLOYMENT AGREEMENTS

     The Company has entered into employment agreements with each of Russell C. Horowitz and John Keister pursuant to which they serve as President and Chief Executive Officer and Chief Operating Officer, respectively, of the Company.

     Mr. Horowitz's employment agreement with the Company provides for a four-year term commencing March 1, 1996. Under this agreement, Mr. Horowitz receives an annual salary of $36,000. Mr. Keister's employment agreement with the Company provides for a four-year term commencing March 1, 1996. Under this agreement, Mr. Keister receives an annual salary of $45,000, which was increased to an annual salary of $72,000 starting October 1, 1997. While Mr. Horowitz's employment agreement provides that he may be engaged in other non-competing business activities, Mr. Horowitz has devoted substantially all of his time and effort to performing his duties as an executive officer of the Company. Mr. Horowitz will continue to devote substantially all of his time and effort to serving as an executive officer of the Company until, if ever, replacements or successors to his duties are employed by the Company.

     Each of the employment agreements described above provides for certain employee benefits, including, without limitation, participation in the Company's stock option plan or any other incentive or bonus plan which the Company may institute in the future, as well as health insurance. Each of the employment agreements provides for a one-year non-competition period following termination of the employment agreement. Each of such employment agreements provides for termination upon a change of control of the Company.

                          APPROVAL OF AMENDMENT OF THE
                      GO2NET, INC. 1996 STOCK OPTION PLAN

GENERAL

     The go2net, Inc. 1996 Stock Option Plan (the "1996 Plan") was adopted by the Board of Directors and approved by the Company's shareholders in March 1996. The purpose of the 1996 Plan is to attract and retain key employees, directors and consultants of the Company, to provide an incentive for them to achieve long-range performance goals, and to enable them to participate in the long-term growth of the Company. Under the 1996 Plan, incentive stock options may be granted to employees and officers of the Company or any subsidiary and non-qualified stock options may be granted to employees, officers, directors and consultants of the Company or any subsidiary.

PROPOSED AMENDMENT TO THE 1996 PLAN

     The Board of Directors has adopted an amendment to the 1996 Plan, subject to approval by the shareholders, to increase the aggregate number of shares that may be subject to grants thereunder from 750,000 to 1,500,000 in order to ensure that a sufficient number of shares are available for issuance in the future. The Board of Directors has adopted the amendment to the 1996 Plan to further the growth and financial success of the Company by aligning the personal interests of employees (through the ownership of Common Stock) with those of the shareholders of the Company. The Board of Directors believes that the increase in the number of shares that may be subject to option grants under the 1996 Plan will enhance the ability of the Company to attract, retain, compensate and motivate key employees, directors and consultants, and that the adoption of the amendment will be important to the future success of the Company.

     Set forth below is a summary of the principal provisions of the 1996 Plan, a copy of which may be obtained from the Secretary of the Company upon request. The affirmative vote of the holders of at least a majority of the Common Stock voting in person or by proxy at the meeting will be required for the approval of the amendment to the 1996 Plan.

ADMINISTRATION

     The 1996 Plan is administered by the Compensation Committee of the Board of Directors, subject to the supervision and control of the entire Board. The members of the Compensation Committee are appointed by the Board of Directors and the Board may from time to time appoint a member or members of the Compensation Committee in substitution for or in addition to the member or members then in office and may fill vacancies on the Compensation Committee however caused. The present members of the Compensation Committee are Messrs. Cline and Riccio.

ELIGIBILITY

     Subject to the provisions of the 1996 Plan, the Compensation Committee has the authority to select optionees and to determine the terms of the options granted, including (i) the number of shares subject to each option, (ii) when the option becomes exercisable, (iii) the exercise price of the option, (iv) the duration of the option (which in the case of an incentive stock option granted to employees or officers holding 10% or more of the voting stock of the Company cannot be in excess of five years), and (v) the time, manner and form of payment upon exercise of an option.

     In determining the eligibility of an individual to be granted an option, as well as in determining the number of shares to be optioned to any individual, the Compensation Committee takes into account the position and responsibilities of the individual being considered, the nature and value to the Company or its subsidiaries of the individual's service and accomplishments, his or her present and potential contribution to the success of the Company or its subsidiaries, and such other factors as the Compensation Committee deems relevant.

TERMS OF OPTIONS

     Options granted under the 1996 Plan are exercisable at such times and during such period as is set forth in the option agreement, but cannot have a term in excess of ten years from the date of grant. The Compensation Committee is entitled to accelerate the date of exercise of any installment of any option, except that without the consent of the optionee, the Compensation Committee shall not accelerate the exercise date of any installment of any incentive stock option if such acceleration would violate the annual vesting limitation contained in Section 422(d) of the Internal Revenue Code of 1986, as amended (the "Code"). The option agreement may contain such provisions and conditions as may be determined by the Compensation

Committee. The option exercise price for options designated as non-qualified stock options granted under the 1996 Plan is determined by the Compensation Committee. The option exercise price for incentive stock options granted under the 1996 Plan shall be no less than fair market value of the Common Stock of the Company at the time the option is granted and no less than 110% of the fair market value in the case of employees or officers holding 10% or more of the voting stock of the Company. Options granted under the 1996 Plan may provide for the payment of the exercise price by delivery of cash or a check payable to the Company or shares of Common Stock of the Company owned by the optionee having a fair market value equal in amount to the exercise price of the options being exercised, or any combination thereof. The maximum number of shares of Common Stock with respect to which an option or options may be granted to any employee in any one calendar year cannot exceed 250,000 shares.

     An option is not transferable by the optionee except by will or by the laws of descent and distribution. Options are exercisable only while the optionee remains in the employ of the Company or for a limited period of time thereafter.

TERMINATION OR AMENDMENT OF THE 1996 PLAN

     Unless sooner terminated, the 1996 Plan shall terminate on March 10, 2006, ten years from the date on which the 1996 Plan was adopted by the Board of Directors of the Company. The Board of Directors may at any time terminate the 1996 Plan or make such modification or amendment as it deems advisable; provided, however, that the Board of Directors may not, without shareholder approval, increase the maximum number of shares for which options may be granted or change the designation of the class of persons eligible to receive options under the 1996 Plan or make any other change in the 1996 Plan which requires shareholder approval under applicable law or regulations. The Compensation Committee may terminate, amend or modify any outstanding option without the consent of the option holder, provided however that, without the consent of the optionee, the Compensation Committee shall not change the number of shares subject to an option, or the exercise price or term thereof.

RECAPITALIZATION; REORGANIZATION; CHANGE OF CONTROL

     The 1996 plan provides that the number and kind of shares as to which options may be granted thereunder and as to which outstanding options then unexercised shall be exercisable shall be adjusted to prevent dilution in the event of any reorganization or recapitalization (other than as the result of an Acquisition, as such term is hereinafter defined), reclassification, stock subdivision, combination of shares or dividends payable in capital stock. If the Company is to be consolidated with or acquired by another entity in a merger or in a sale of all or substantially all of the Company's assets or otherwise (an "Acquisition"), the Compensation Committee or the Board of Directors of any entity assuming the obligations of the Company (the "Successor Board"), shall, as to outstanding options, either (i) make appropriate provision for the continuation of such options by substituting on an equitable basis for the shares then subject to such options the consideration payable with respect to the outstanding shares of Common Stock in connection with the Acquisition, (ii) upon written notice to the optionees, provide that all options must be exercised (to the extent then exercisable) within a specified number of days of the date of such notice, at the end of which period the options shall terminate, or (iii) terminate all options in exchange for a cash payment equal to the excess of the fair market value of the shares subject to such options (to the extent then exercisable) over the exercise price thereof.
     Upon dissolution or liquidation of the Company, all options granted under the 1996 Plan shall terminate.

TAX EFFECTS OF PARTICIPATION IN THE 1996 PLAN

     Incentive Stock Options. Except as provided below with respect to the alternative minimum tax, the optionee will not recognize taxable income upon the grant or exercise of an incentive stock option. In addition, if the optionee holds the shares received pursuant to the exercise of the option for more than one year after the date of transfer of stock to the optionee upon exercise of the option and for more than two years after the option is granted, the optionee will recognize long-term capital gain or loss upon the disposition of the stock measured by the difference between the option exercise price and the amount received for such shares upon disposition.

     In the event that the optionee disposes of the stock prior to the expiration of the required holding periods (a "disqualifying disposition"), the optionee generally will recognize ordinary income to the extent of the lesser of
(i) the fair market value of the stock at the time of exercise over the exercise price, or (ii) the amount received for the stock upon disposition over the exercise price. The basis in the stock acquired upon exercise of the option will equal the amount of income recognized by the optionee plus the option exercise price. Upon eventual disposition of the stock, the optionee will recognize long-term or short-term capital gain or loss, depending on the holding period of the stock and the difference between the amount realized by the optionee upon disposition of the stock and his basis in the stock.

     For alternative minimum tax purposes, the excess of the fair market value of stock on the date of the exercise of the incentive stock option over the exercise price of the option is included in alternative minimum taxable income for alternative minimum tax purposes. If the alternative minimum tax does apply to the optionee, an alternative minimum tax credit may reduce the regular tax upon eventual disposition of the stock.

     The Company will not be allowed an income tax deduction upon the grant or exercise of an incentive stock option. Upon a disqualifying disposition of shares by the optionee acquired upon exercise of the incentive stock option, the Company will be allowed a deduction in an amount equal to the ordinary income recognized by the optionee.

     Under proposed regulations issued by the Internal Revenue Service, the exercise of an option with previously acquired stock of the Company will be treated as, in effect, two separate transactions. Pursuant to Section 1036 of the Code, the first transaction will be a tax-free exchange of the previously acquired shares for the same number of new shares. The new shares will retain the basis and, except, as provided below, the holding periods of the previously acquired shares. The second transaction will be the issuance of additional new shares having a value equal to the difference between the aggregate fair market value of all of the new shares being acquired and the aggregate option exercise price for those shares. Because the exercise of an incentive stock option does not result in the recognition by the optionee of income, this issuance will also be tax-free (unless the alternative minimum tax applies, as described above). The optionee's basis in these additional shares will be zero and the optionee's holding period for these shares will commence on the date on which the shares are transferred. For purposes of the one and two-year holding period requirements which must be met for favorable incentive stock option tax treatment to apply, the holding periods of previously acquired shares are disregarded.

     Non-Qualified Stock Options. As in the case of incentive stock options, no income is recognized by the optionee on the grant of a nonqualified stock option. On the exercise by an optionee of a non-qualified option, generally the excess of the fair market value of the stock when the option is exercised over its cost to the optionee will be (a) taxable to the optionee as ordinary income and (b) generally deductible for income tax purposes by the Company. The optionee's tax basis in his stock will equal his cost for the stock plus the amount of ordinary income he had to recognize with respect to the non-qualified stock option.

     The Internal Revenue Service will treat the exercise of a non-qualified stock option with already owned stock of the Company as two transactions. First, there will be a tax-free exchange of the old shares for a like number of new shares under Section 1036 of the Code, with the exchanged shares retaining the basis and holding periods of the old shares. Second, there will be an issuance of additional new shares representing the spread between the fair market value of all the new shares (including the exchanged shares and the additional new shares) and the aggregate option price therefor. The fair market value of the additional new shares will be taxable as ordinary income to the employee under
Section 83 of the Code. The additional new shares will have a basis equal to the fair market value of the additional new shares.

     Accordingly, upon a subsequent disposition of stock acquired upon the exercise of a non-qualified option, the optionee will recognize short-term or long-term capital gain or loss, depending upon the holding period of the stock equal to the difference between the amount realized upon disposition of the stock by the optionee and his basis in the stock.

NEW PLAN BENEFITS

     It is not possible to state the persons who will receive stock options under the 1996 Plan in the future, nor the amount of options which will be granted thereunder. The following table provides information as to options granted under the 1996 Plan during fiscal 1997.

                                                                                1996
                                                                         -------------------
                                                                         DOLLAR      NUMBER
                             NAME AND POSITION                           VALUE      OF UNITS
    -------------------------------------------------------------------  ------     --------
    Russell C. Horowitz................................................    (1)       150,000
    John Keister.......................................................    (1)       150,000
    Executive officers as a Group......................................    (1)       330,000
    Non-Executive Officer Employee Group...............................    (1)       178,500

---------------
(1) The dollar value of options is equal to the difference between the exercise price of the options granted and the fair market value of the Company's Common Stock at the date of exercise. Accordingly, such dollar value is not readily ascertainable.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSED AMENDMENT.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors has appointed Ernst & Young LLP as independent certified public accountants to audit the consolidated financial statements of the Company and its subsidiaries for the fiscal year ending September 30, 1998. Ernst & Young LLP has served as independent accountants since 1996 to audit the financial statements of the Company.

     A representative of Ernst & Young LLP is expected to be present at the Annual Meeting and will have the opportunity to make a statement if he or she so desires and to respond to appropriate questions.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPOINTMENT OF ERNST & YOUNG LLP.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors and persons owning more than 10% of the outstanding Common Stock of the Company to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than 10% holders of Common Stock of the Company are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on copies of such forms furnished as provided above, management believes that through the date hereof all Section 16(a) filing requirements applicable to its officers, directors and owners of greater than 10% of its Common Stock were complied with.

                  TIME FOR SUBMISSION OF STOCKHOLDER PROPOSALS

     Under regulations adopted by the Securities and Exchange Commission, any proposal submitted for inclusion in the Company's Proxy Statement relating to the Annual Meeting of Stockholders to be held in 1999 must be received at the Company's principal executive offices in Seattle, Washington on or before September 20, 1998. Receipt by the Company of any such proposal from a qualified stockholder in a timely manner will not ensure its inclusion in the proxy material because there are other requirements in the proxy rules for such inclusions.

                                 OTHER MATTERS

     Management knows of no matters which may properly be and are likely to be brought before the meeting other than the matters discussed herein. However, if any other matters properly come before the meeting, the persons named in the enclosed proxy will vote in accordance with their best judgment.

     The cost of this solicitation will be borne by the Company. It is expected that the solicitation will be made primarily by mail, but regular employees or representatives of the Company (none of whom will receive any extra compensation for their activities) may also solicit proxies by telephone, telecopier and in person and arrange for brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to their principals at the expense of the Company.

                                  10-K REPORT

     THE COMPANY WILL PROVIDE EACH BENEFICIAL OWNER OF ITS SECURITIES WITH A COPY OF AN ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO, REQUIRED TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE COMPANY'S MOST RECENT FISCAL YEAR, WITHOUT CHARGE, UPON RECEIPT OF A WRITTEN REQUEST FROM SUCH PERSON. SUCH REQUEST SHOULD BE SENT TO RUSSELL C. HOROWITZ, GO2NET, INC., 999 THIRD AVENUE, SUITE 4700, SEATTLE, WASHINGTON 98104.

                                 VOTING PROXIES

     The Board of Directors recommends an affirmative vote on all proposals specified. Proxies will be voted as specified. If signed proxies are returned without specifying an affirmative or negative vote on any proposal, the shares represented by such proxies will be voted in favor of the Board of Directors' recommendations.

                                          By order of the Board of Directors

                                          ETHAN CALDWELL
                                          Secretary

January 28, 1998

                                  GO2NET, INC.

DEAR STOCKHOLDER:

PLEASE TAKE NOTE OF THE IMPORTANT INFORMATION ENCLOSED with this Proxy ballot. There are some issues related to the management and operation of your Company that require your attention and approval. These are discussed in detail in the enclosed proxy materials.

Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

Please mark the boxes on the proxy card to indicate how your shares shall be voted. Then sign the card, detach it and return your proxy vote in the enclosed postage paid envelope.

Your vote must be received prior to the 1998 Annual Meeting of Stockholders, March 12, 1998.

Thank you in advance for your prompt consideration of these matters.

Sincerely,


go2net, Inc.

                                  go2net, Inc.

         The 1996 Stock Option Plan of go2net, Inc., (the "Company") is hereby amended as follows:

         1. The number of shares of the Company's Common Stock, par value $.01 per share, which may be issued under the 1996 Stock Option Plan is hereby increased from 750,000 to 1,500,000, and
                  Section 2(a) of the Company's 1996 Stock Option Plan is hereby amended by replacing the number "750,000" therein with the number "1,500,000."

         2. Except as provided above, the Company's 1996 Stock Option Plan is hereby restated and confirmed in all respects.



Adopted by the Directors: ____________________

Adopted by the Stockholders:____________________

PROXY                                                                      PROXY

                                  GO2NET, INC.
                       1998 ANNUAL MEETING OF STOCKHOLDERS
                                 MARCH 12, 1998

The undersigned hereby appoints Russell C. Horowitz and John Keister, and each of them, with full power and substitution, proxies to represent the undersigned at the 1998 Meeting of Stockholders of go2net, Inc. to be held on March 12, 1998, at 11:00 a.m., at First Interstate Center, 999 3rd Avenue, 40th Floor Conference Room, Seattle, Washington, and at any adjournment or adjournments thereof, to vote in the name and place of the undersigned, with all powers which the undersigned would possess if personally present, all the shares of go2net, Inc. standing in the name of the undersigned upon such business as may properly come before the meeting.

THIS PROXY IS SOLICITED ON BEHALF OF DIRECTORS. THE BOARD RECOMMENDS AN AFFIRMATIVE VOTE ON ALL PROPOSALS SPECIFIED. SHARES WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THE SHARES REPRESENTED WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS AS SET FORTH IN THE PROXY STATEMENT.

        PLEASE VOTE, DATE, AND SIGN ON OTHER SIDE AND RETURN PROMPTLY IN
                               ENCLOSED ENVELOPE

Please sign exactly as your name(s) appear(s) on the Proxy. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person

HAS YOUR ADDRESS CHANGED?                 DO YOU HAVE COMMENTS?

------------------------------            ------------------------------

------------------------------            ------------------------------

------------------------------            ------------------------------

    [ ]   PLEASE MARK VOTES AS IN THIS EXAMPLE


                                                      With-     For All
1.       Election of Directors:            For        hold       Except
                                           [ ]         [ ]        [ ]

         Nominees: Russell C. Horowitz, John Keister, Dennis Cline, Michael J.
                   Riccio, Jr., and Martin L. Schoffstall

2. To consider and act upon a proposal to amend the Company's 1996 Stock Option Plan pursuant to which the number of shares reserved for issuance under such plan will be increased from 750,000 shares of Common Stock to 1,500,000 shares of Common Stock.

                                    For              Against           Abstain
                                    [ ]                [ ]                [ ]

3. To consider and act upon a proposal to ratify, confirm and approve the selection of Ernst & Young LLP as the independent certified public accountants of the Company for fiscal year 1998.

                                    For              Against           Abstain
                                    [ ]                [ ]                [ ]

4. In their discretion, the proxies are authorized to vote upon such business as may properly come before the meeting.

                                    For              Against           Abstain
                                    [ ]                [ ]                [ ]

RECORD DATE SHARES:

                                                                       I plan to attend in person                            [ ]

                                                                       I do not plan to attend in person                     [ ]

Please be sure to sign and date this Proxy.       Date:_______         Mark box at right if comments or address change

                                                                       have been noted on the reverse side of this card      [ ]

Shareholder sign here______________Co-owner sign here______________

DETACH CARD